[Letterhead of Sonnenschein Nath & Rosenthal LLP]

August 10, 2006

TurboSonic Technologies, Inc.
550 Parkside Drive, Suite A-14
Waterloo, Ontario, Canada N2L 5V4

Ladies and Gentlemen:

In our capacity as counsel to TurboSonic Technologies, Inc., a Delaware corporation (the "Company"), we have been asked to render this opinion in connection with a registration statement on Form SB-2 [File No. 333-136303] (the "Registration Statement"), heretofore filed by the Company with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the " Securities Act"), covering (i) 1,000,000 shares (the "Shares") of common stock, par value $0.10 per share, of the Company (the "Common Stock") and (ii) 795,000 shares (the "Warrant Shares") of Common Stock that are presently issuable upon future exercises of certain warrants heretofore issued by the Company (the "Warrants"). The Shares and the Warrant Shares have been included in the Registration Statement for the account of the persons identified therein as the Selling Stockholders.

In connection with rendering this opinion, we have examined and are familiar with the Company’s Certificate of Incorporation, as amended, the Company’s By-Laws, as amended, the Registration Statement, corporate proceedings of the Company relating to the Shares, the Warrants and the Warrant Shares and such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.    The Shares have been duly and validly authorized and issued, and are fully paid and non-assessable; and

2.    The Warrant Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and Delaware corporate law (which includes the Delaware General Corporation Law and applicable provisions of the Delaware constitution, as well as reported judicial decisions interpreting same) and does not purport to express any opinion on the laws of any other jurisdiction.

TurboSonic Technologies, Inc.
August 10, 2006

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus comprising a part of the Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

SONNENSCHEIN NATH & ROSENTHAL LLP

By: /s/ Ira Roxland
A Member of the Firm